Exhibit 99.1

FOR IMMEDIATE RELEASE

November 29, 2010

Contact:                                                                                                Jill McMillan, Director of Public & Industry Affairs

Phone: 214-721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX TO PRESENT DECEMBER 7 AT

WELLS FARGO SECURITIES 9TH ANNUAL PIPELINE, MLP AND E&P, SERVICES & UTILITY SYMPOSIUMS

DALLAS, November 29, 2010 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) announced today that Barry E. Davis, President and Chief Executive Officer, will present at Wells Fargo Securities 9th Annual Pipeline and MLP Symposium in New York at 10:35 a.m. Eastern Standard Time on Tuesday, December 7.

Interested parties can listen to a live audio web cast of Crosstex’s presentation and download the related presentation material by visiting the company’s web site at www.crosstexenergy.com. Click on the Investors page and then Event Calendar for either Crosstex Energy, L.P. or Crosstex Energy, Inc. A replay of the presentation will be archived on the web site shortly after the presentation is concluded and will be available for 30 days.

Michael J. Garberding, Senior Vice President - Finance and Corporate Development, also will attend the conference and meet with investors.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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